Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Ridemaker, LLC:

We consent to the incorporation by reference in the registration statement (No. 333-120012) on Form S-8 of Build-A-Bear Workshop, Inc and subsidiaries of our report dated April 2, 2010, with respect to the balance sheets of Ridemakerz, LLC as of January 2, 2010 and January 3, 2009, and the related statements of operations, members’ equity (deficit), and cash flows, for the fiscal years then ended, which report is included as an exhibit to the January 2, 2010 annual report on Form 10-K/A of Build-A-Bear Workshop, Inc and subsidiaries.

Our report dated April 2, 2010 contains an explanatory paragraph that states that Ridemakerz, LLC has incurred recurring net losses and has a working capital deficiency and a deficit in members’ equity at January 2, 2010, which raise substantial doubt about Ridemakerz, LLC’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

St. Louis, Missouri

April 2, 2010